Exhibit 10.8

525 Washington Blvd.

Suite 1405

Newport, NJ 07310

December 27, 2017

FML Malta, Ltd.

FXDD Malta Limited

Re:	General Services Agreement - Correction

To whom it may concern:

On May 24, 2016, Nukkleus Limited (the “Subsidiary”) entered into a General Services Agreement to provide its software, technology, customer sales and marketing and risk management technology hardware and software solutions package to FML Malta, Ltd. (“FML Malta”), a private limited liability company formed under the laws of Malta. The General Services Agreement entered with FML Malta provided that FML Malta will pay the Subsidiary at minimum $2,000,000 per month.

On October 17, 2017, effective October 1, 2017, the Subsidiary entered into an amendment of that certain General Service Agreement entered with FML Malta dated May 24, 2016 pursuant to which the amount payable by FML to Subsidiary for services was reduced to $1,600,000.

The Subsidiary and FML Malta hereby acknowledge that there was an error in drafting the General Services Agreement and the amendment in so far as the correct party to such agreement is FXDD Malta Limited, a private limited liability company formed under the laws of Malta (“FXDD Malta”).

The Subsidiary, FML Malta and the FXDD Malta hereby agree to the correction of the General Services Agreement and the amendment to replace the name of FML Malta with that of FXDD Malta. The parties further agree that all provisions contained in the Agreement and the amendment shall apply to FXDD Malta and FXDD consent to be bound by the terms and conditions of the Agreement and the amendment.

We request that you execute below agreeing to the terms of this letter agreement.

Sincerely,

Nukkleus Limited

By:	/s/ Emil Assentato
Name:	Emil Assentato
Title:	Chairman

ACKNOLWEDGED AND AGREED:

FML Malta, Ltd.

By:	/s/ Joseph Botkier
Name:	Joseph Botkier
Title:	Director

FXDD Malta Limited

By:	/s/ Joseph Botkier
Name:	Joseph Botkier
Title:	Director